EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pixar:

We consent to the incorporation by reference in the registration statements (Nos. 333-120230, 333-71706, 333-99838, 333-62047 and 333-30686) on Form S-8 of Pixar, of our reports dated March 16, 2005 with respect to the balance sheets of Pixar as of January 3, 2004 and January 1, 2005, and the related statements of income, shareholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended January 1, 2005, management’s assessment of effectiveness of internal control over financial reporting as of January 1, 2005 and the effectiveness of internal control over financial reporting as of January 1, 2005, which reports appear in the January 1, 2005 Annual Report on Form 10-K of Pixar.

/s/    KPMG LLP

San Francisco, California

March 16, 2005